Exhibit 10.39

THE DIRECTV GROUP, INC.

2004 STOCK PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of March 16, 2004, is entered into between The DIRECTV Group, Inc., a Delaware corporation (“DIRECTV”) and Chase Carey (“Executive”).

WHEREAS, at its meeting on March 15, 2004, the Compensation Committee of DIRECTV’s Board of Directors (the “Committee”) approved The DIRECTV Group, Inc. 2004 Stock Plan (as it may be amended from time to time, the “Plan”) and the grant to Executive of 1.3 million stock units (the “Stock Units”), upon the terms and conditions set forth herein and subject to approval of the Plan by DIRECTV’s Board of Directors and further subject to the approval of the Plan by DIRECTV’s stockholders at their 2004 annual meeting; and

WHEREAS, at its meeting on March 16, 2004, the Board of Directors of DIRECTV approved the Plan and ratified the grant to Executive, effective as of March 16, 2004 (the “Award Date”), of the Stock Units, upon the terms and conditions set forth herein and subject to the approval of the Plan by DIRECTV’s stockholders at their 2004 annual meeting; and

WHEREAS, the Committee and the Board of Directors of DIRECTV each has also approved the terms and conditions of an employment agreement with Executive effective as of January 1, 2004 (such agreement, as it may be amended from time to time, is referred to herein as the “Employment Agreement”).

NOW THEREFORE, in consideration of services rendered and to be rendered by Executive, and the mutual promises made herein and the mutual benefits to be derived therefrom, DIRECTV and Executive agree as follows:

1. Defined Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Plan. Whenever the following words or phrases are used herein with the first letter capitalized, they shall have the respective meaning specified below:

“Adjustment Factor” means the factor that is to be multiplied by the number of Stock Units comprising the Award to determine the number of Stock Units that vest as a result of the performance by DIRECTV Holdings LLC and its Subsidiaries with respect to the Performance Measures. The Adjustment Factor shall be the product of all of the Performance Factors, but in no event shall the Adjustment Factor be greater than one (1).

“Award” means the grant to Executive of Stock Units pursuant to this Agreement and the Plan.

“Company” means DIRECTV and its Subsidiaries.

“Early Vesting Date” means Executive’s Termination Date if Executive is terminated without Cause (as defined in the Employment Agreement) prior to the Vesting Date and means December 31 of the year in which Executive’s Termination Date occurs if Executive’s employment terminates due to death or disability (as determined in accordance with the Employment Agreement) prior to the Vesting Date.

“Performance Factor” means the factor determined with respect to each Performance Measure pursuant to the table in Exhibit A hereto and used to compute the Adjustment Factor.

“Performance Measure” means one of the five performance measures established by the Committee in accordance with Section 10 of the Plan for the Performance Period and set forth in Exhibit A hereto.

“Performance Period” means the period beginning on January 1, 2004 and ending on December 31, 2007 (or, if applicable, the Early Vesting Date).

“Termination Date” means the date on which Executive’s employment with the Company terminates.

“Vesting Date” means December 31, 2007.

2. Grant. Subject to the terms of this Agreement and approval of the Plan by DIRECTV’s stockholders at their 2004 annual meeting, DIRECTV hereby grants to Executive a Performance Stock Unit Award with respect to an aggregate of 1.3 million Stock Units (subject to adjustment as provided in Section 14 of the Plan). As used herein, the term “Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of DIRECTV’s Common Stock (subject to adjustment as provided in Section 14 of the Plan) solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to Executive if such Stock Units vest pursuant to Section 3 or Section 7. The Stock Units shall not be treated as property or as a trust fund of any kind.

3. Performance Based Vesting. Subject to Section 7, if DIRECTV achieves positive Net Annual Subscriber Growth over the Performance Period, then, as of the Vesting Date (or the Early Vesting Date, if applicable), the Award shall vest and become nonforfeitable with respect to that number of Stock Units determined by multiplying the Adjustment Factor times the total number of Stock Units comprising the Award (subject to adjustment under Section 14 of the Plan). Except as provided in Section 7(a), none of the Stock Units comprising this Award shall vest unless DIRECTV achieves positive Net Annual Subscriber Growth (as determined in accordance with Exhibit A) over the Performance Period.

4. Continuance of Employment. Except as otherwise provided in Section 7 or pursuant to the Plan or the Employment Agreement, Executive’s continued employment or service through the Vesting Date is required as a condition to the vesting of the Award and the rights and benefits under this Agreement. Partial employment or service, even if substantial, during the Performance Period will not entitle Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below or under the Plan.

5. Limitations on Rights Associated with Stock Units. Executive shall have no rights as a stockholder of DIRECTV, no dividend rights (except as expressly provided in Section 8(c) with respect to Dividend Equivalents, if any) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by Executive. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate, except as otherwise provided in Section 8(c).

6. Restrictions on Transfer. Neither the Stock Units nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to DIRECTV or (b) transfers by will or the laws of descent and distribution.

7. Effect of Termination of Employment on Vesting. If DIRECTV terminates Executive’s employment for Cause (as defined in the Employment Agreement) or if Executive’s employment terminates other than due to his death, disability (as determined in accordance with the Employment Agreement) or termination without Cause, the Award of Stock Units hereunder and all other rights and benefits of Executive under this Agreement shall terminate on Executive’s Termination Date, unless otherwise approved by the Committee. The following vesting rules apply in the event that Executive is terminated without Cause or his termination is due to death or disability:

(a) If the Company terminates Executive’s employment without Cause prior to the Vesting Date, the Award shall immediately vest as to the total number of Stock Units comprising the Award (subject to Section 14 of the Plan) without regard to the level of performance with respect to the Performance Measures.

(b) If Executive’s employment terminates as a result of death or disability prior to the Vesting Date, and if DIRECTV achieves positive Net Annual Subscriber Growth over the period beginning on January 1, 2004 and ending on December 31 of the year in which Executive’s Termination Date occurs, the Award shall vest as to that number of Stock Units determined by multiplying (i) 25% of the number of Stock Units comprising the Award by (ii) the number of full and partial calendar years of Executive’s employment with DIRECTV from January 1, 2004 to the Termination Date and by (iii) the Adjustment Factor, except that such Adjustment Factor shall be determined as of the last day of the calendar year in which the Termination Date occurs based on the Performance Factors determined as of that date.

8. Timing and Manner of Distribution with Respect to Stock Units.

(a) Determination of Number of Vested Stock Units.

As soon as practicable after the Vesting Date or the Early Vesting Date, as applicable, the Committee shall (i) determine the level of performance that has been achieved with respect to each Performance Measure, (ii) determine the Performance Factor for each Performance Measure and (iii) multiply the five Performance Factors together to determine the Adjustment Factor (which shall not be greater than one (1)). If there has been positive Net Annual Subscriber Growth for the Performance Period, the Committee shall multiply the Adjustment Factor times the total number of Stock Units comprising this Award to determine the number of Stock Units that have become vested as of the Vesting Date or Early Vesting Date. Notwithstanding the foregoing, in the case of an Early Vesting Date, the number of vested Stock Units shall be the number determined under Section 7(a) or 7(b), whichever is applicable.

(b) Timing and Manner of Distribution.

As soon as administratively practicable following the determination by the Committee under Section 8(a) (or, if applicable, Section 7(a) or 7(b)), DIRECTV shall deliver to Executive the number of shares of Common Stock equal to the number of vested Stock Units subject to this Award (subject to Section 14 of the Plan and subject to Section 8(e) of this Agreement).

(c) Dividend Equivalents

If so authorized by the Committee pursuant to the Plan, as of the Vesting Date (or, if applicable, the Early Vesting Date) Executive shall be entitled to payment for Dividend Equivalents (if any) with respect to vested Stock Units. For purposes of this Agreement, “Dividend Equivalents” means the aggregate amount of dividends paid by DIRECTV on the number of shares of Common Stock equivalent to the number of Stock Units that become vested during the period from the beginning of Performance Period until the date the vested Stock Units are paid (without interest or other adjustments to reflect the time value of money but subject to adjustment pursuant to Section 14 of the Plan). Dividend Equivalents (if any) will be paid at the same time as the vested Stock Units to which they relate are paid. Dividend Equivalents shall be paid in shares of Common Stock, except as otherwise provided in Section 8(e). The number of shares of Common Stock payable as Dividend Equivalents will be determined by (i) determining the aggregate cash amount of the Dividend Equivalents payable and (ii) dividing such amount by the average Fair Market Value of a share of Common Stock for each of the twenty (20) trading days preceding the Vesting Date (or, if applicable, the Early Vesting Date).

(d) Termination of Stock Units.

To the extent that any Stock Units fail to vest as of the Vesting Date (or, if applicable, the Early Vesting Date), or if the Award has terminated pursuant to Section 7, such unvested Stock Units shall immediately terminate without payment. Executive shall have no further rights with respect to such terminated Stock Units.

(e) Payment of Cash in Lieu of Common Stock.

Notwithstanding anything in Section 8(b) and 8(c) to the contrary, the Committee, in its sole discretion, may elect to cause the Company to pay cash in an amount equal to the Fair Market Value of the vested Stock Units and/or Dividend Equivalents (if any), determined as of the date on which the shares of Common Stock would otherwise have been issued pursuant to Section 8(b) and 8(c) and payable within ten business days after such date.

9. Adjustments Upon Specified Events. As provided in Section 14 of the Plan, upon the occurrence of certain events relating to or affecting the Common Stock as contemplated by Section 14 of the Plan, the Committee shall, in such manner, to such extent (if any) and at such times as it deems appropriate and equitable in the circumstances, make adjustments in the number of Stock Units and the number and type of shares of Common Stock (or other securities or property) that may be issued in respect of the Award or provide for a cash payment or the assumption, substitution or exchange of the Award or the shares of Common Stock or other securities subject to the Award, based upon the distribution or consideration payable to holders of Common Stock generally. All rights of Executive hereunder are subject to such adjustments and other provisions of the Plan.

10. Possible Early Termination of Award. As permitted by Section 14 of the Plan, and without limiting the authority of the Committee under any of the provisions of Section 14 of the Plan, the Committee retains the right to terminate all or any portion of the Award upon a dissolution of DIRECTV or a reorganization event or transaction in which DIRECTV does not survive (or does not survive as a public company in respect of its outstanding Common Stock). This Section 10 is not intended to prevent future vesting (including provision for future vesting) if the Award (or a substituted Award) remains outstanding following a transaction described in Section 14 of the Plan.

11. Leaves of Absence. Absence from work caused by military service, authorized sick leave or other leave approved in writing by DIRECTV or the Committee shall not be considered a termination of employment by DIRECTV for purposes of Section 7 only if reemployment upon the expiration of such leave is required by contract or law, or such leave is for a period of not more than 90 days.

12. Limitations on Acceleration; Reduction in Benefits.

(a) Limitation on Acceleration. Notwithstanding anything contained herein or in the Plan or any other agreement to the contrary, in no event shall the vesting of the Award be accelerated pursuant to Section 14 of the Plan to the extent that DIRECTV would be denied a federal income tax deduction for such vesting because of Section 280G of the Code and, in such circumstances, the Award will continue to vest in accordance with and subject to the other provisions hereof.

(b) Reduction in Benefits. If Executive would be entitled to benefits, payments or coverage hereunder and under any other plan, program or agreement which would constitute “parachute payments,” then notwithstanding any other provision hereof or of any other existing agreement to the contrary, Executive may by written notice to the Secretary of DIRECTV designate the order in which such “parachute payments” shall be reduced or modified so that DIRECTV is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code.

(c) Determination of Limitations. The term “parachute payments” shall have the meaning set forth in and be determined in accordance with Section 280G of the Code and regulations issued thereunder. All determinations required by this Section 12, including without limitation the determination of whether any benefit, payment or coverage would constitute a parachute payment, the calculation of the value of any parachute payment and the determination of the extent to which any parachute payment would be nondeductible for federal income tax purposes because of Section 280G of the Code, shall be made by an independent accounting firm (other than DIRECTV’s outside auditing firm) having nationally recognized expertise in such matters selected by the Committee. Any such determination by such accounting firm shall be binding on DIRECTV and Executive.

13. Executive not a Stockholder. Neither Executive nor any Beneficiary or Personal Representative of Executive shall have any of the rights or privileges of a stockholder of DIRECTV as to any shares of Common Stock subject to the Award until the issuance and delivery to him or such other person of a certificate evidencing the shares registered in his or such other person’s name. No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery.

14. No Guarantee of Continued Service . Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by DIRECTV or confers upon Executive any right to remain employed by DIRECTV, interferes in any way with the right of DIRECTV at any time to terminate such employment or affects the right of DIRECTV to increase or decrease Executive’s other compensation or benefits. Nothing in this Section 14, however, is intended to adversely affect any independent contractual right of Executive under the Employment Agreement (or any other agreement between DIRECTV and Executive) without his consent thereto. Employment for any period of time (including a substantial period of time) after the Award Date will not entitle Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment if the express conditions to vesting pursuant to this Agreement have not been satisfied.

15. Non-Transferability of Award. The Award and any other rights of Executive under this Agreement or the Plan are nontransferable except as provided in Section 15(h) of the Plan.

16. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to DIRECTV at 2250 East Imperial Highway, El Segundo, California 90245, to the attention of the Corporate Secretary and to Executive at the address given beneath Executive’s signature hereto, or at such other address as either party may hereafter designate in writing to the other.

17. Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of DIRECTV, except to the extent the Committee determines otherwise.

18. Entire Agreement; Governing Law. The Plan is incorporated herein and made a part hereof by this reference. Subject to Section 20 below, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of DIRECTV and Executive with respect to the subject matter hereof. The construction, interpretation, performance and enforcement of this Agreement and the Award shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

19. Plan. The Award and all rights of Executive with respect thereto are subject to, and Executive agrees to be bound by, all of the terms and conditions of the provisions of the Plan, to the extent such provisions are applicable to Awards granted to Eligible Persons. Executive acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.

20. Employment Agreement. If any provision of this Agreement is inconsistent with any provision of the Employment Agreement, the provisions of the Employment Agreement shall control.

21. Tax Withholding. Upon the distribution of shares of the Common Stock in respect of the Stock Units (including Dividend Equivalents, if any) or payment of cash in lieu thereof pursuant to Section 8(e) or otherwise in accordance with the Plan, DIRECTV shall have the right at its option to (a) require Executive to pay or provide for payment in cash of the amount of any taxes that DIRECTV may be required to withhold with respect to such distribution, or (b) deduct from any amount payable to Executive the amount of any taxes which DIRECTV may be required to withhold with respect to such payment and/or distribution. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock or other payment under this Agreement, the Committee may, in its sole discretion, direct DIRECTV to reduce the number of shares of Common Stock to be delivered by (or otherwise reacquire) the appropriate number of shares of Common Stock, valued at their then Fair Market Value, to satisfy such withholding obligation.

22. Limitation on Executive’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of DIRECTV as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Executive shall have only the rights of a general unsecured creditor of DIRECTV with respect to amounts credited and benefits payable in cash, if any, with respect to the Stock Units and the Dividend Equivalents (if any), and rights no greater than the right to receive the Common Stock (or equivalent value) as a general unsecured creditor with respect to Stock Units and the Dividend Equivalents (if any), as and when payable hereunder.

23. Amendment. This Agreement may be amended in accordance with the terms of the Plan. Any such amendment must be in writing and signed by DIRECTV. The terms and conditions of this Award may not be restricted or limited by any amendment of this Agreement or the Plan without Executive’s consent.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25. Section Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF, DIRECTV has caused this Agreement to be executed on its behalf by a duly authorized member of its Compensation Committee and Executive has hereunto set his hand as of the date and year first above written.

THE DIRECTV GROUP, INC.,
a Delaware corporation

By:
Peter A. Lund
Chairman of the Compensation Committee

EXECUTIVE:

Chase Carey
281 West Hills Road
New Canaan, CT 06840

EXHIBIT A

PERFORMANCE MEASURES

The Committee shall determine the Performance Factor for each Performance Measure on the basis of the following table, which shall be determined based solely on the performance of DIRECTV Holdings LLC and its Subsidiaries for owned and operated subscribers of DIRECTV, Inc.:

Performance Measure	Level of Performance	Performance Factor
Net Annual Subscriber Growth	1.5MM or more 1.0MM 0.5MM 0 or less	1.5 1.0 0.5 0.0

Average Annual Churn	13% or less 17% 21% 25% or more	1.2 1.0 0.8 0.6

Average Annual ARPU Growth	6% or more 4% 2% 0% or less	1.2 1.0 0.8 0.6

Average Annual SAC	$450 or less $650 $850 $1,050 or more	1.2 1.0 0.8 0.6

Average Annual Margin Improvement	2.25% or more 1.25% 0.25% -0.75% or less	1.2 1.0 0.8 0.6

For Levels of Performance for each Performance Measure between the specified levels of performance, the Committee shall determine the corresponding Performance Factor by pro-ration. For example, if the Net Annual Subscriber Growth is 750,000, then the corresponding Performance Factor shall be .75.

Average Annual Margin for a year is determined by dividing (a) OPBDA for such year plus the aggregate amount of Subscriber Acquisition Costs for such year by (b) Revenues for such year.